                                                                    Exhibit 10.1

                                 LOAN AGREEMENT

            This Agreement dated as of July 29, 2004, is by and among Bank of America, N.A. (the "Bank"), Mercury Air Group, Inc., a Delaware corporation ("Borrower 1"), Maytag Aircraft Corporation, a Colorado corporation ("Borrower 2"), Mercury Air Cargo, Inc., a California corporation ("Borrower 3"), MercFuel, Inc., a Delaware corporation ("Borrower 4"), Hermes Aviation, Inc., a California corporation ("Borrower 5"), and Mercury Air Center - Long Beach, Inc., a California corporation ("Borrower 6") (Borrower 1, Borrower 2, Borrower 3, Borrower 4, Borrower 5 and Borrower 6 are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

1.    DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

      "Acceptable Receivable" means an account receivable which satisfies the following requirements:

            (a) The account has resulted from the sale of goods or the performance of services by any Borrower in the ordinary course of such Borrower's business and without any further obligation on the part of any Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

            (b) There are no conditions which must be satisfied before the Borrowers are entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

            (c) The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

            (d) The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrowers by the account debtor (including offsets for any "contra accounts" owed by the Borrowers to the account debtor for goods purchased by the Borrowers or for services performed for the Borrowers). To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance in an amount not to exceed the account balance before deducting such amounts.

            (e) The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

            (f) The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or services charges are included, such amounts shall be deducted from the account balance.


                                       1
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            (g) The Borrowers have sent an invoice to the debtor in the amount of the account.

            (h) The Borrowers are not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Borrowers have taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrowers as a foreign corporation authorized to transact business in such state.

            (i) The account is owned by the Borrowers free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

            (j) The debtor upon the account is not any of the following:

                  (i) except for Mariah Fuels, an employee, affiliate, parent or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower.

                  (ii) the U.S. government or any agency or department of the
            U.S. government unless set out on Schedule 1(j)(ii) (Accepted Government Contracts) and the Borrowers comply within the time prescribed in Section 7.12 hereof, with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. Section15) with respect to the obligation.

                  (iii) any state, county, city, town or municipality.

            (k) The account is not in default. An account will be considered in default if any of the following occur:

                  (i) The account is not paid within 90 days from its invoice date, or 60 days from its due date, whichever occurs first;

                  (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                  (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

            (l) The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.

            (m) The account does not arise from the sale of goods which remain in any Borrower's possession or under any Borrower's control.


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            (n) Except for the existing obligations as set out on Schedule 1(n), the account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to any Borrower under any other obligation which is evidenced by a promissory note.

            Unless notwithstanding (a) through (n), the account is otherwise acceptable to the Bank.

            In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 10 % of the total amount of the Borrowers' Acceptable Receivables at that time.

      "Administrative Borrower" shall have the meaning set forth in Section 6.1 hereof.

      "Assignment of Claims" means an Assignment of Claims Under Government Contract, in form and substance acceptable to the Bank, with respect to each contract under which Borrower 2 or any other Borrower provides services or goods to an account debtor which is the United States or any department, agency, or instrumentality of the United States.

      "Availability" means, with respect to Section 9.10 hereof, as of any date of determination, the sum of availability of Domestic Acceptable Receivables under the Borrowing Base plus cash maintained in accounts with the Bank.

      "Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense (excluding capitalized debt costs classified as interest expense and already paid), lease expense, rent expense, the current portion of long term debt, excluding any amounts due under this Agreement, and the current portion of capitalized lease obligations.

      "Borrowing Base" means the sum of (i) 80% of the balance due on Domestic Acceptable Receivables plus (ii) 80% of the balance due on Foreign Acceptable Receivables not to exceed the lesser of $6,000,000 or 25% of Domestic Acceptable Receivables. After calculating the Borrowing Base, the Bank may, upon notice to the Borrower, deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for 100% of outstanding letters of credit, reserves for dilution (any non-cash reduction of accounts receivable), and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

      "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit A.

      "Change of Control" means, with respect to any Person (other than Persons described on Schedule 1 hereto), an event or series of events by which:


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            (a) any "person" or "group" (as such terms are used in Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

            (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

      "Collateral" shall mean any and all assets and rights and interests in or to property of the Borrowers and the Guarantors in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

      "Collateral Documents" means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which liens are granted or purported to be granted to the Bank, including, without limitation, the Pledge Agreements, the Security Agreements and the Assignment of Claims, each in form and substance acceptable to the Bank.

      "Commitment" means the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

      "Compliance Certificate" means a certificate substantially in the form of Exhibit B.

      "Credit Limit" means the amount of Thirty Million Dollars
($30,000,000.00).

      "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.


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      "Domestic Acceptable Receivables" means all Acceptable Receivables other than Foreign Acceptable Receivables.

      "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization, plus the write-down of goodwill, plus or minus the cumulative effect of change in accounting principles, plus non-cash compensation.

      "Event of Default" has the meaning specified in Section 11.

      "Foreign Acceptable Receivables" means any account with a billing address outside of the United States that is otherwise an Acceptable Receivable.

      "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

      "Guarantors" means, collectively, Mercury Acceptance Corporation, a California corporation; Jupiter Airline Automation Services, Inc., a Florida corporation; AEG Finance Corporation, a Delaware corporation; Excel Cargo, Inc., a California corporation; Vulcan Aviation, Inc., a California corporation; and any other Person from time to time executing a Guaranty in favor of the Bank.

      "Guaranty" means the Limited Guaranty made by the Guarantors in favor of the Bank, substantially in the form of Exhibit C.

      "IRB Obligations" means all indebtedness and other obligations of Borrower arising in connection with the $19,000,000 California Economic Development Financing Authority Variable Rate Demand Airport Facilities Revenue Bonds, Series 1998 (Mercury Air Group, Inc. Project).

      "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever, choate or inchoate (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

      "Liquidity" means, on a consolidated basis, unencumbered, unrestricted domestic cash and cash equivalents.

      "Loan Documents" means this Agreement, each Collateral Document, the Guaranty, and such other documents as may be required hereunder.

      "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document.

      "Notices of Assignment of Claims" means, collectively, the Notices of Assignment of Clams, executed by the Bank, Borrower 2 and/or such other Borrower as may be required by the Bank, and addressed to the contracting officer and disbursing officer with respect to each contract subject to an Assignment of Claims.

      "Person" means any natural person, corporation, limited liability company, trusts, joint venture, association, company, partnership, governmental authority or other entity.

      "Pledge Agreements" means, collectively, the Pledge and Security Agreements executed by Borrower 1 and/or such other Borrower as may be required by Bank, pledging to Bank certain stock of the Borrowers and Guarantors, substantially in the form of Exhibit D.

      "Prime Rate" means the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a referenced point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

      "Security Agreements" means, collectively, the Security Agreement executed by the Borrowers in favor of the Bank, substantially in the form of Exhibit E, and the Security Agreement executed by the Guarantors in favor of the Bank, substantially in the form of Exhibit E.

      "Subordinated Liabilities" " means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

      "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interest having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or the "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of any Borrower.

      "Tangible Net Worth" means the book value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

      "Total Liabilities" means the sum of current liabilities plus long term liabilities.

2.    LINE OF CREDIT AMOUNT AND TERMS

      2.1 Line of Credit Amount.

            (a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

            (b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

            (c) The Borrowers agree not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment. If the Borrowers exceed this limit, the Borrowers will pay the excess to the Bank within two (2) business days of the Bank's demand. The Bank may apply payments received from the Borrowers under this Paragraph to the obligations of the Borrowers to the Bank in the order and the manner as the Bank, in its discretion, may determine.

      2.2 Availability Period. The line of credit is available between the date of this Agreement and July 31, 2007, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

      2.3 Conditions to Availability of Credit. In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement, the Borrowers will promptly deliver, or cause to be delivered, the following to the Bank at such times as may be reasonably requested by the Bank:

            (a) a Borrowing Base Certificate setting forth the Acceptable Receivables on which the requested extension of credit is to be based.

            (b) provide access to or copies of the invoices or the record of invoices from the Borrowers' sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

            (c) provide access to or copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.


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

            (d) provide access to or copies of the cash receipts journal pertaining to the borrowing certificate.

      2.4 Interest Rate. Unless the Borrowers elect an optional interest rate as described below, the interest rate is a rate per year equal to the Bank's Prime Rate.

      2.5 Repayment Terms.

            (a) The Borrowers will pay interest on August 31, 2004, and then on the last business day of each month thereafter until payment in full of any principal outstanding under this line of credit.

            (b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

      2.6 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrowers may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrowers. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

            (a) the LIBOR Rate plus the Applicable Margin as defined below.

            (b) the IBOR Rate plus the Applicable Margin as defined below.

      2.7 Applicable Margin. The Applicable Margin shall be the following amounts per annum, based upon the Basic Fixed Charge Coverage Ratio as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower's most recent financial statements) received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 1 set forth below:

                                                      Applicable Margin
                                               (in percentage points per annum)
                     Basic Fixed Charge               IBOR/LIBOR Rate +
Pricing Level          Coverage Ratio
--------------------------------------------------------------------------------
      1               1.0:1.0 through                       2.00%
                      1.249:1.0

      2               equal to or greater                   1.75%
                      than 1.25:1.0


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The Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

      2.8 Letters of Credit.

            (a) This line of credit may be used for financing:

                  (i) commercial letters of credit with a maximum maturity of
            180 days but not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

                  (ii) standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

            (b) The Borrowers agree:

                  (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                  (ii) if there is a payment default under this Agreement or the
            Bank has accelerated, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                  (iii) the issuance of any letter of credit and any amendment to a letter of credit must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                  (iv) to sign the Bank's form Application and Agreement for
            Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

                  (v) to pay any customary issuance and/or other fees that the
            Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

                  (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

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                  (vii) to pay the Bank a non-refundable fee equal to (i) 1.75%
            per annum of the outstanding undrawn amount of each standby letter when the Basic Fixed Charge Coverage Ratio is at pricing level 1 as provided in Section 2.7, and (ii) 1.50% per annum of the outstanding undrawn amount of each standby letter of credit when the Basic Fixed Charge Coverage Ratio is at pricing level 2 as provided in Section
            2.7. This fee is payable monthly in arrears, calculated on the basis of the face amount outstanding on the day the fee is calculated.

3.    OPTIONAL INTEREST RATES

      3.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrowers have designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

      3.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

            (a) The interest period during which the LIBOR Rate will be in effect will be one or two weeks or one, two, three, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

            (b) Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

            (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

             LIBOR Rate =     London Inter-Bank Offered Rate
                              ------------------------------
                                (1.00 - Reserve Percentage)

      Where,

                  (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

                  (ii) "Reserve Percentage" means the total of the maximum
            reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

            (d) The Borrowers shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon California time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

            (e) The Borrowers may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

            (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

            (g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

            (h) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                  (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                  (ii) the LIBOR Rate does not accurately reflect the cost of a
            LIBOR Rate Portion.

      3.3 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

            (a) The interest period during which the IBOR Rate will be in effect will be no shorter than one day and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

            (b) Each IBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

            (c) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   IBOR Rate =           IBOR Base Rate
                                  ---------------------------
                                  (1.00 - Reserve Percentage)

      Where,

                  (i) "IBOR Base Rate" means the interest rate at which the
            Bank's Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                  (ii) "Reserve Percentage" means the total of the maximum
            reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

            (d) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

            (e) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

            (f) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

                  (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

                  (ii) the IBOR Rate does not accurately reflect the cost of an
            IBOR Rate Portion.

4.    FEES AND EXPENSES

      4.1 Fees.

            (a) Loan Fee. The Borrower agrees to pay a loan fee with respect to the Commitment in the amount of Fifty Thousand Dollars ($50,000). This fee is due upon the closing of this Agreement.

            (b) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The calculation of credit outstanding shall include the undrawn amount of letters of credit. The fee will be calculated at 0.25% per year. The fee is due monthly in arrears, commencing on August 31, 2004, and on the last day of each month thereafter until the expiration of the availability period.

      4.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees. Upon Borrower's request, Bank will provide reasonable detail explaining such expenses.

      4.3 Reimbursement Costs.

            (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel. Upon the Borrower's request, Bank will provide reasonable detail explaining such expenses.

            (b) The Borrower agrees to reimburse the Bank for the cost of periodic audits (currently $750.00 per day) and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require, which shall be at least semi-annually. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

5.    COLLATERAL

      5.1 Personal Property of the Borrowers. The Borrowers' obligations to the Bank under this Agreement will be secured by personal property the Borrowers now own or will own in the future as listed below. The collateral is further defined in Collateral Documents executed by the Borrowers.

            (a) Equipment and fixtures.

            (b) Inventory.

            (c) Receivables.

            (d) Patents, trademarks and other general intangibles, including the stock of subsidiaries.

      5.2 Personal Property of the Guarantors. The obligations of the Guarantors to the Bank under the Guaranty will be secured by personal property the Guarantors now own or will own in the future as listed below. The collateral is further defined in Collateral Documents executed by the Guarantors.

            (a) Equipment and fixtures.

            (b) Inventory.

            (c) Receivables.

            (d) Patents, trademarks and other general intangibles.

6.    DISBURSEMENTS, PAYMENTS AND COSTS

      6.1 Request for Credit; Borrower 1 as Agent for Borrowers.

      Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank. Each Borrower hereby irrevocably appoints Borrower 1 as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Bank shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Bank with all notices with respect to advances and letters of credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain advances and letters of credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the delegation of these administrative duties to the Administrative Borrower is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and the Bank shall not incur liability to any Borrower as a result hereof.

      6.2 Disbursements and Payments.

            (a) Each payment by the Borrowers will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below.

            (b) Each disbursement by the Bank will be made in U.S. Dollars and each payment by the Borrowers will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes, in accordance with the terms of this Agreement.

      6.3 Telephone and Telefax Authorization.

            (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of any of the Borrowers, or any other individual designated by any one of such authorized signers.

            (b) Advances will be deposited in and repayments will be withdrawn from account number 14593-24112, owned by the Administrative Borrower, or such other accounts with the Bank as designated in writing by the Administrative Borrower.

            (c) The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions; provided that such indemnity shall not be available if such liability, loss and costs is the result of the Bank's gross negligence or wilful misconduct. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

      6.4 Direct Debit (Pre-Billing).

            (a) The Borrowers agree that the Bank will debit deposit account number 14593-24112 owned by the Administrative Borrower, or such other of the Borrowers' accounts with the Bank as designated in writing by the Administrative Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrowers becomes due (the "Due Date").

            (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Administrative Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

            (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                  (i) If the Billed Amount is less than the Accrued Amount, the
            Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

                  (ii) If the Billed Amount is more than the Accrued Amount, the
            Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

      Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

            (d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

      6.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

      6.6 Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrowers will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrowers will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

      6.7 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

            (a) any reserve or deposit requirements; and

            (b) any capital requirements relating to the Bank's assets and commitments for credit.

      6.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

      6.9 Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

      6.10 Overdrafts. At the Bank's sole option in each instance, the Bank may do one of the following:

            (a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of any Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

            (b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of any Borrower with the Bank provided that the amount of credit shall be restored upon restitution by Borrower.

      This paragraph shall not be deemed to authorize the Borrowers to create overdrafts on any of the Borrowers' accounts with the Bank.

      6.11 Payments in Kind. If the Bank requires delivery in kind of the proceeds of collection of the Borrowers' accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrowers.

7.    CONDITIONS

      The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

      7.1 Authorizations. Evidence that the execution, delivery and performance by each Borrower and each Guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

      7.2 Governing Documents. A copy of the Borrowers' and the Guarantors' organizational documents.

      7.3 Security Agreements. Signed original Collateral Documents.

      7.4 Perfection and Evidence of Priority. Financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except for purchase money equipment liens.

      7.5 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

      7.6 Guaranties. Guaranty signed by each Guarantor.

      7.7 Landlord's Waiver. For any personal property collateral located at 5456 McConnell Avenue, Los Angeles, California 90066, an agreement for the removal of the collateral upon default, signed by the owner of the real property and the holder of any mortgage or deed of trust on the real property.

      7.8 Legal Opinions. A written opinion from legal counsel to the Borrowers and the Guarantors, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

      7.9 Good Standing. Certificates of good standing for each Borrower and each Guarantor from its state of formation and from any other state in which such entity is required to qualify to conduct its business.

      7.10 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

      7.11 Other Items. Any other items that the Bank reasonably requires.

      7.12 Conditions Subsequent. As further consideration for the Bank's Commitment to extend credit to the Borrowers under this Agreement, the Bank must receive the following items, in form and content acceptable to the Bank, within the time periods set forth below. The Borrowers acknowledge that their failure to deliver to the Bank the items set forth below within the prescribed time periods shall result in such government receivables being excluded from the Borrowing Base as not being Acceptable Receivables.

            (a) Government Contracts. Within 120 days from the closing date, the Notices of Assignment of Claims, duly executed and acknowledged by all parties thereto.

            (b) Additional Landlord Waivers. Within 90 days of the closing date, as required by the Bank, for any personal property located on real property (other than as provided in Section 7.7) which is subject to a mortgage or a deed of trust or which is not owned by the

Borrower, an agreement for removal of the collateral signed by the owner of the real property and the holder of any mortgage or deed of trust on the property.

8.    REPRESENTATIONS AND WARRANTIES

      When the Borrowers sign this Agreement, and until the Bank is repaid in full, the Borrowers make the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

      8.1 Organization of Borrower. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

      8.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

      8.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

      8.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

      8.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

      8.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is, to the best of Borrower's knowledge, sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any Guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower (or any Guarantor).

      8.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower which, if lost, would impair such Borrower's financial condition or ability to repay the loan, except as disclosed in
Schedule 8.7 hereto.

      8.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any Liens or interests of others, except those which have been approved by the Bank as disclosed in Schedule 8.8 hereto.

      8.9 Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

      8.10 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as disclosed in Schedule
8.10 hereto.

      8.11 Tax Matters. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as disclosed in Schedule 8.11.

      8.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

      8.13 Insurance. Each Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

      8.14 ERISA Plans.

            (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

            (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

            (c) With respect to any Plan subject to Title IV of ERISA:

                  (i) No reportable event has occurred under Section 4043(c) of
            ERISA for which the PBGC requires 30-day notice.

                  (ii) No action by any Borrower or any ERISA Affiliate to
            terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                  (iii) No termination proceeding has been commenced with
            respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

            (d) The following terms have the meanings indicated for purposes of this Agreement:

                  (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code.

                  (iv) "PBGC" means the Pension Benefit Guaranty Corporation.

                  (v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by any Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

      8.15 Location of Borrower. Each Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on Schedule 8.15 hereto.

9.    COVENANTS

      The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

      9.1 Use of Proceeds. To use the proceeds of the line of credit only for working capital and any lawful corporate purpose.

      9.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

            (a) Within 120 days of the fiscal year end of Borrower 1, its annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. These statements shall be prepared on a consolidated and consolidating basis.

            (b) Within 45 days of the period's end (excluding the last period in each fiscal year), the quarterly financial statements of Borrower 1. These financial statements may be prepared by Borrower 1 and shall be prepared on a consolidated and consolidating basis. These financial statements shall include a schedule of principal debt payments, a schedule of financed and non-financed capital expenditures, and a cash flow schedule.

            (c) Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower 1 within 30 days after the date of filing with the Securities and Exchange Commission.

            (d) Within the periods provided in (a) and (b) above, a Compliance Certificate of the Borrowers signed by an authorized financial officer of the Administrative Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrowers are in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and propose to take with respect thereto.

            (e) A Borrowing Base Certificate setting forth the amount of Acceptable Receivables as of the last day of each month within twenty (20) days after month end and, upon the Bank's reasonable request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, provide access to or copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the Borrowing Base Certificate.

            (f) A detailed aging by invoice and a summary aging by account debtor of the Borrowers' receivables within twenty (20) days after the end of each month.

            (g) A summary aging by vendor of accounts payable within twenty (20) days after the end of each month from the Borrowers.

            (h) A listing of the names and addresses of all debtors obligated upon the Borrowers' accounts receivable within twenty (20) days after the end of each fiscal year.

            (i) Promptly upon the Bank's reasonable request, such other books, records, financial and other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrowers and as to each Guarantor as the Bank may request.

      9.3 Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least Twenty Four Million Dollars ($ 24,000,000), increasing at the end of each fiscal year, commencing with the fiscal year ending June 30, 2005, by an amount equal to Two Million Dollars ($2,000,000) per fiscal year. Compliance with this covenant will be calculated quarterly, beginning with the quarter ending June 30, 2004.

      9.4 Debt to Worth. To maintain on a consolidated basis a ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding 2.75:1.0 through the quarter ending December 31, 2005 and 2.50: 1.0 effective with the quarter ending March 31, 2006 and each quarter thereafter. Compliance with this covenant will be calculated quarterly, beginning with the quarter ending September 30, 2004.

      9.5 Basic Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.00:1.0 through the quarter ending December 31, 2005 and 1.10:1:0 effective with the quarter ending March 31, 2006 and each quarter thereafter. Compliance with this covenant will be calculated quarterly, beginning with the quarter ending September 30, 2004. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results on a cumulative basis for fiscal year 2005. Calculation methodology will change to a rolling four quarter basis commencing with the first quarter of fiscal year 2006 and thereafter. The current portion of long term liabilities will be measured as of the last day of the calculation period and for the purpose of the calculation of the Basic Fixed Change Coverage Ratio shall be determined in accordance with the following: (a) for the reporting period ending September 30, 2004, the current portion of long term liabilities will be defined as those long term liabilities, excluding any amounts due and payable in accordance with the terms of this Agreement, that are due and payable on or before December 31, 2004; (b) for the reporting period ending December 31, 2004, the current portion of long term liabilities will be defined as those long term liabilities, excluding amounts due and payable in accordance with this Agreement, that are due and payable on or before June 30, 2005; (c) for the reporting period ending March 31, 2005, the current portion of the long term liabilities shall be defined as those long term liabilities, excluding amounts due and payable in accordance with this Agreement, that are due and payable on or before December 31, 2005; and (d) for all reporting periods after March 31, 2005, the current portion of the long term liabilities shall be defined as those long term liabilities, excluding amounts due and payable in accordance with the terms of this Agreement, that are defined as the current portion of long term debt in accordance with GAAP.

      9.6 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than Three Million Five Hundred Thousand Dollars ($3,500,000) at fiscal year end 2005 and Three Million Dollars ($3,000,000) at fiscal year end 2006 and each year thereafter on a consolidated basis. Compliance with this covenant will be determined annually, commencing with the fiscal year ending June 30, 2005.

      9.7 Liquidity. To maintain on a consolidated basis Liquidity of not less than Five Million Dollars ($5,000,000) through the quarter ending December 31, 2005 and Two Million Five Hundred Thousand Dollars ($2,500,000) at all times thereafter. If Borrower maintains a Basic Fixed Charge Coverage Ratio of at least 1.25:1.0 for three (3) consecutive fiscal quarters, the requirement for compliance with this covenant shall be suspended; provided, however if such ratio is not subsequently met during any fiscal quarter, this covenant shall be automatically reinstated.

      9.8 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank and excluding operating leases), or become liable for the liabilities of others, without the Bank's written consent, which consent shall not be unreasonably withheld. This does not prohibit:

            (a) Acquiring goods, supplies, merchandise, or services on normal trade credit.

            (b) Endorsing negotiable instruments received in the usual course of business.

            (c) Obtaining surety bonds in the usual course of business.

            (d) Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

            (e) Additional debts which do not exceed a total principal amount of One Million Dollars ($1,000,000) outstanding at any one time.

      9.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

            (a) Liens pursuant to any Loan Document;

            (b) Liens existing on the date hereof and listed on Schedule 9.9 hereto and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted under this Agreement;

            (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

            (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

            (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

            (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

            (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.6 or securing appeal or other surety bonds relating to such judgments; and

            (i) liens securing indebtedness permitted under Section 9.8(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such indebtedness and (ii) the indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

      9.10 Cash Dividends and Stock Repurchases. Exclusive of dividends and stock repurchases by and between any of the Borrowers to this Agreement, Borrowers shall not do any of the following in an amount in excess of Four Million Six Hundred Thousand Dollars ($4,600,000) during any fiscal year ("Annual Limit"): (a) declare or pay any cash dividends on any of the Borrowers' issued and outstanding stock; (b) repurchase any of the Borrowers' previously issued and outstanding stock for cash; or (c) create any sinking fund(s) in relation to the transactions noted in (a) or (b) above. Provided, however, in each case, except for any dividends or stock repurchases by and between Borrowers to this Agreement, transactions described herein up to the Annual Limit are permitted only so long as no Default shall exist or would result therefrom, and the Borrowers shall have Availability of at least Five Million Dollars ($5,000,000) before the transaction(s) and after giving effect to such transaction(s) for at least thirty (30) consecutive days.

      9.11 Loans and Investments. Not to have any existing, or make any new, loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to, any individual or entity, except for:

            (a) existing investments in the Borrower's current subsidiaries.

            (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

            (c) investments in any of the following:

                  (i) certificates of deposit;

                  (ii) U.S. treasury bills and other obligations of the federal government.

      9.12 Notices to Bank. To promptly notify the Bank in writing of:

            (a) except for existing lawsuits set forth on Schedule 9.12(a), any new lawsuit over Five Hundred Thousand ($500,000) in excess of any insurance coverage against any Borrower (or any Guarantor).

            (b) any substantial dispute between any Borrower (or any Guarantor and any government authority, in excess of One Million Dollars ($1,000,000) in the aggregate.

            (c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

            (d) any material adverse change in any Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

            (e) any change in any Borrower's name, legal structure, principal place of business, or chief executive office if the Borrower has more than one place of business.

            (f) excluding contingent liabilities in existence prior to closing set forth on Schedule 9.12(f), any actual contingent liabilities of any Borrower (or any Guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, in excess of any insurance coverage.

      9.13 Books and Records. To maintain adequate books and records.

      9.14 Audits. To allow the Bank and its agents to inspect any Borrower's properties and examine, audit, and make copies of books and records at any reasonable time upon at least 24 hours prior notice unless the Borrower is in default. If any Borrower's properties, books or records are in the possession of a third party, such Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

      9.15 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrowers' businesses, except where the failure to be in such compliance would not have a Material Adverse Effect upon the Borrowers.

      9.16 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has, except where the failure to maintain or preserve such rights would not have a Material Adverse Effect upon the Borrowers.

      9.17 Maintenance of Properties. To make any repairs, renewals, or replacements to keep each Borrower's properties in good working condition, except for ordinary wear and tear.

      9.18 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

      9.19 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

      9.20 Insurance.

            (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be and include a replacement cost endorsement in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

            (b) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrowers' businesses.

            (c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

      9.21 Additional Negative Covenants. Not to, without the Bank's written consent:

            (a) engage in any business activities substantially different from each Borrower's present business.

            (b) liquidate or dissolve any Borrower's business having a tangible net worth in excess of One Million Dollars ($1,000,000).

            (c) except as set forth in Schedule 9.21(c), enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

            (d) sell, assign, lease, transfer or otherwise dispose of any assets in excess of Five Hundred Thousand Dollars ($500,000) for less than fair market value, or enter into any agreement to do so.

            (e) sell, assign, lease, transfer or otherwise dispose of all or any substantial part of any Borrower's business or any Borrower's assets.

            (f) enter into any sale and leaseback agreement covering any of its fixed assets in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate.

            (g) acquire or purchase a business or its assets.

            (h) voluntarily suspend its business for more than 7 days in any 30 day period.

      9.22 ERISA Plans. Promptly during each year, to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

      9.23 Guaranties. Within 30 days after any Person becomes a wholly-owned domestic Subsidiary, cause such Subsidiary to (a) become a Guarantor by executing and delivering to Bank a counterpart of the Guaranty or such other document as Bank shall deem appropriate for such purpose, and (b) deliver to Bank such Collateral Documents as Bank may require in form acceptable to Bank.

      9.24 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

10.   HAZARDOUS SUBSTANCES

      10.1 Indemnity Regarding Hazardous Substances. The Borrowers will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any Borrower's property or operations or property leased to any Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

      10.2 Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrowers, to enter and visit any locations where the collateral securing this Agreement (the "Collateral") is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrowers' use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report") (i) will result in a waiver of any default of the Borrowers; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrowers or any other party, the Borrowers authorize the Bank to make such a disclosure. The Borrowers further understand and agree that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrowers by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrowers) by the Borrowers without advice or assistance from the Bank.

      10.3 Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrowers' obligations to the Bank.

11.   DEFAULT

      If any of the following events (each an "Event of Default") occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

      11.1 Failure to Pay. The Borrowers fail to pay (i) any amount of principal and interest payable hereunder when due, or (ii) any fees or other amounts payable hereunder within five (5) days after the same becomes due.

      11.2 Lien Priority. The Bank fails to have an enforceable first lien (except for liens permitted under this Agreement and any prior liens to which the Bank has consented in writing) on or security interest in any material property given as security for this Agreement (or any guaranty).

      11.3 False Information. Any Borrower or any Guarantor or any party pledging collateral to the Bank (each an "Obligor") has given the Bank materially false or misleading information or representations.

      11.4 Bankruptcy. Any Borrower (or any Obligor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any Obligor) or any Borrower (or any Obligor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower (or any Obligor) is dismissed within a period of forty-five
(45) days.

      11.5 Receivers. A receiver or similar official is appointed for a substantial portion of any Borrower's (or any Obligor's) business, or the business is terminated.

      11.6 Judgments. Any judgments or arbitration awards are entered against any Borrower (or any Obligor), or any Borrower (or any Obligor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) or more in excess of any insurance coverage and is not released, vacated or fully bonded within 60 calendar days.

      11.7 Government Action. Any government authority takes action that the Bank in good faith believes materially adversely affects any Borrower's (or any Obligor's) financial condition or ability to repay.

      11.8 Material Adverse Change. A change occurs that has a Material Adverse Effect on Borrowers' (or Obligors') business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

      11.9 Cross-default. Any default occurs under any agreement in connection with any credit in excess of Three Hundred Thousand Dollars ($300,000) any Borrower (or any Obligor) has obtained from anyone else, including, without limitation, the IRB Obligations, or which any

Borrower (or any Obligor) has guaranteed and such default has not been cured within any applicable cure period.

      11.10 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty and any applicable cure period has expired.

      11.11 Other Bank Agreements. Any Borrower (or any Obligor) fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any Obligor) has with the Bank or any affiliate of the Bank, unless remedied by the Borrower within any applicable cure period or waived by the Bank.

      11.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject any Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a Material Adverse Effect on the financial condition of any Borrower:

            (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

            (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by any Borrower or any ERISA Affiliate.

      11.13 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any material obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure by any Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrowers or the Bank; provided, however, that Borrower shall have five (5) business days notice to cure any defaults under Sections 9.12 and/or 9.20.

      11.14 Change of Control. There shall occur a Change of Control.

12.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

      12.1 GAAP. Except as otherwise stated in this Agreement, all financial statements provided to the Bank and the financial statements used to calculate the status of compliance with financial covenants shall be prepared in accordance with GAAP on a consistent basis. Any interim period financial statements will include, in the opinion of management, all adjustments consisting of normal recurring adjustments and accruals necessary for a fair presentation of the financial results for the interim period presented and of the financial position of the Borrower as of the end of the interim period.

      12.2 California Law. This Agreement is governed by California law.

      12.3 Successors and Assigns. This Agreement is binding on the Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

      12.4 Arbitration and Waiver of Jury Trial.

            (a) This paragraph concerns the resolution of any controversies or claims between the Borrowers and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement, including, without limitation, any Collateral Documents (collectively a "Claim").

            (b) At the request of the Borrowers or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

            (c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

            (d) The arbitration shall be administered by JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty
(30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

            (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

            (f) This paragraph does not limit the right of the Borrowers or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff;
(ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or
(iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

            (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrowers and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrowers and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

            (h) The filing of a court action is not intended to constitute a waiver of the right of any Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

            (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

      12.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

      12.6 Administration Costs. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement. Upon the Borrower's request, the Bank will provide reasonable detail explaining such costs.

      12.7 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

      12.8 Joint and Several Liability.

            (a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

            (b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

            (c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

            (d) Each Borrower waives any defense by reason of any other Borrower's or any other person's defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

            (e) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

            (f) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

            (g) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

            (h) Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower
(a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

            (i) Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrower under this Agreement or which, but for this provision, might operate as a discharge of the Borrower.

      12.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

            (a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

            (b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

            (c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

      In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

      12.10 Disposition of Schedules, Reports, Etc. Delivered by Borrowers. Subject to Section 12.13, the Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrowers. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

      12.11 Returned Merchandise. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrowers may continue their present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by any Borrower or upon such other disposition of the merchandise by the debtor in accordance with such Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

      12.12 Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

      12.13 Confidentiality. The Bank shall use any confidential non-public information concerning the Borrower that is furnished to it by or on behalf of the Borrower in connection with the Loan Documents (collectively, "Confidential Information") solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, the Bank may disclose Confidential Information (a) to its affiliates or any of its or its affiliates' directors, officers, employees, advisors, or representatives (collectively, the "Representatives") whom it determines need to know such information for the purposes set forth in this Section; (b) to any bank or financial institution or other entity to which the Bank has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the Bank's business or that of its Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve the Bank's or any of its Affiliates' security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against the Bank or any of its Representatives; and (e) pursuant to any subpoena or any similar legal process. For purposes hereof, the term "Confidential Information" shall not include information that (x) is in the Bank's possession prior to its being provided by or on behalf of the Borrower, provided that such information is not known by the Bank to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Borrower, (y) is or becomes publicly available (other than through a breach hereof by the Bank), or (z) becomes available to the Bank on a nonconfidential basis, provided that the source of such information was not known by the Bank to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

      12.14 Indemnification. Each Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating any Borrower's sales or leases to or performance of services for debtors obligated upon any Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim; provided, however, such indemnity shall not be available to the extent such losses, damages, judgments and costs are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct by the Bank. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will


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

survive repayment of the Borrowers' obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand.

      12.15 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and Administrative Borrower may specify from time to time in writing. Notices and other communications sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted.

      12.16 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

      12.17 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

                  [Remainder of Page Intentionally Left Blank]

      This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.                    Mercury Air Group, Inc.

By:  /s/ Frances R. Martinez
Typed Name: Frances R. Martinez          By:  /s/ Joseph A. Czyzyk
Title:  Vice President                   Typed Name:  Joseph A. Czyzyk
                                         Title:  Chief Executive Officer

Address where notices to the Bank are
to be sent:

2049 Century Park East, Suite 200        Mercury Air Cargo, Inc.
Los Angeles, CA 90067
Facsimile: (310) 785-6100                By:  /s/ Joseph A. Czyzyk
                                         Typed Name:  Joseph A. Czyzyk
                                         Title:  Chief Executive Officer

                                         MercFuel, Inc.


                                         By:  /s/ Joseph A. Czyzyk
                                         Typed Name: Joseph A. Czyzyk
                                         Title:  Chief Executive Officer

                                         Maytag Aircraft Corporation

                                         By:  /s/ Joseph A. Czyzyk
                                         Typed Name:  Joseph A. Czyzyk
                                         Title:  Chief Executive Officer

                                          Hermes Aviation, Inc.


                                         By:  /s/ Joseph A. Czyzyk
                                         Typed Name:  Joseph A. Czyzyk
                                         Title:  Chief Executive Officer

                                         Mercury Air Center-Long Beach, Inc.


                                         By:  /s/ Joseph A. Czyzyk
                                         Typed Name:  Joseph A. Czyzyk
                                         Title:  Chief Executive Officer

                                         Address where notices to the Borrowers
                                         are to be sent:

                                         5456 McConnell Avenue
                                         Los Angeles, California 90066

                                         Facsimile: (310) 827-0650